EXHIBIT 99.1

To 8-K dated October 24, 2006

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President/

Chief Financial Officer

 (772) 221-2825

SEACOAST REPORTS NET INCOME PER SHARE OF

$0.31 FOR THE QUARTER AND $0.98 YEAR TO DATE

STUART, FL., October 24, 2006 – Seacoast Banking Corporation of Florida (NASDAQ-NMS:  SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, today reported net income totaling $5,869,000 for the third quarter of 2006, a 5.5 percent increase over the same period a year ago.  Diluted earnings per share (“DEPS”) for the third quarter of 2006 were $0.31, compared with $0.32 for the prior year.  Year-to-date 2006 net income grew by 21.7 percent and totaled $18.2 million, compared to $14.9 million in the same period last year.  Year-to-date DEPS was $0.98, which represented growth of 8.9 percent over $0.90 earned in 2005.

While earnings on a year-to-date basis were improved, results for the quarter were affected by a more challenging interest rate environment and a seasonal decline in fees related to the Company’s wealth management business and a particularly slow quarter for its marine finance business.  Mortgage banking revenues also remained soft during the quarter.

Deposit pricing pressure intensified during the quarter, and deposits experienced seasonal balance declines which resulted in both an unfavorable change in deposit mix and a reduction in noninterest bearing deposit balances.  We also believe that the slowdown in Florida housing activity may be affecting commercial deposit growth.

While current economic factors, including an inverted yield curve, may continue to challenge deposit growth and constrain margin expansion, seasonal factors are anticipated to be less meaningful in the coming quarter.  The Company also anticipates revenues from its wealth management and marine finance businesses to show seasonal improvement over the next two quarters, consistent with past trends.

Third quarter highlights include:

•

Average loan balances grew by 12 percent annualized for the quarter and stood at $ 1.656 billion at quarter-end;

•

Net interest margin for the quarter remained strong at 4.22 percent, an increase from 4.01 percent one year earlier, although slightly below the 4.29 percent posted in the second quarter of 2006;

•

Deposit mix remained favorable compared to peers with noninterest bearing deposits to total deposits at 21.7 percent at quarter-end;

•

As in the past, the Company has no significant wholesale borrowings;

•

The loan-to-deposit ratio at quarter-end stood at 85 percent, compared with 68 percent one year earlier and 80 percent at June 30, 2006;

•

Century National Bank (acquired on April 30, 2005) was successfully integrated and rebranded into Seacoast National Bank in August 2006.  This concludes all pending systems integration and rebranding activities;

•

Total noninterest expenses were reduced by $1.0 million or 5.0 percent on a linked quarter basis during the quarter (including $886,000 in reduced integration costs and other nonrecurring charges);

•

Additional opportunities arose to take advantage of potential market disruptions with announcements during the quarter by the Company’s two largest local competitors of their intent to sell to a large Ohio-based institution; and

•

During the quarter, the State of Florida and local governments concluded final negotiations that will locate three major California-based biotech research firms in the Company’s markets.  These firms will use state and local funding to “seed” infrastructure development needed to attract other research firms and ancillary businesses to the State over the next few years.

“Over the past two years we have significantly improved our margins and operating performance as we have expanded our Florida footprint, which now spans 13 counties with 44 offices from Orlando to Palm Beach, including some of the fastest growing and wealthiest communities in the State.  Assets have grown by 68.2 percent over the past two years and stand at $2.351 billion today,” commented Dennis S. Hudson, III, Chairman and Chief Executive Officer.  “While our earnings growth has been strong over the past two years, the trends that emerged during the latest quarter slowed our progress in the near term.  Although we expect some improvement related to seasonal factors in the coming quarters, headwinds related to the difficult interest rate environment and the effects of a slowing residential real estate market on economic activity generally in Florida are likely to remain with us well into next year.  As reported last quarter, we have also begun a project that will critically review our overall expense structure which we believe could provide meaningful improvements to overhead in 2007 and beyond.”

Average loans, net for the quarter, increased $47.7 million, up 3.0 percent on a linked quarter basis, and increased $458.2 million or 39.0 percent from the third quarter 2005, including $204 million in loans acquired in the second quarter of 2006 with the acquisition of Big Lake National Bank.  As expected, organic loan growth in the third quarter slowed from prior quarters as existing real estate construction projects were completed during the quarter and paid off.  Loan growth is expected to range from 8 to 12 percent annualized in the fourth quarter 2006.

Overall credit quality remained satisfactory.  During the quarter nonperforming assets grew due to the addition of a $9.6 million loan which was placed on nonaccrual.  While the loan is fully secured and current as to principal and interest at September 30, 2006, the borrower is experiencing financial difficulties.  It is expected that the loan will remain current as the guarantor has substantial liquid net worth, but was placed on nonaccrual in accordance with the Company’s loan policy.  Third quarter 2006 net charge-offs totaled $23,000, compared to net loan recoveries of $76,000 for the second quarter of 2006 and year-to-date net recoveries totaled $133,000.  After a third quarter provision for loan losses of $475,000, the Company’s loan loss allowance totaled $12.7 million or 0.77 percent of total loans.

The third quarter’s net interest margin of 4.22 percent represented an increase from the 4.01 percent achieved in the third quarter of 2005, but was 7 basis points lower than the second quarter 2006’s results of 4.29 percent.  This decline, which was not expected, was largely attributable to margin pressure caused by a more competitive interest rate environment and a shift in deposit mix resulting from a $56.9 million decline in average noninterest bearing deposits during the quarter.  The Company’s local competitors continued to aggressively increase their rates throughout the third quarter, causing additional unexpected margin compression.  The Company has been and will continue to remain cautious in its pricing of its certificates of deposit as it believes the growing risk of a slowing national economy could produce lower short-term interest rates in the future.

  Total cost of deposits was 2.29 percent, including noninterest bearing demand deposits.  Our cost of deposits increased 30 basis points during the third quarter and was 97 basis points higher than the same period in 2005.  The Company believes that the net interest margin is likely to remain under pressure as long as the yield curve remains inverted.

Fully taxable net interest income decreased to $23,144,000 or 3.7 percent from second quarter 2006, but was higher than last year’s third quarter by $4.1 million or 21.2 percent.  The decrease in net interest income from the second quarter comes from the decline in earning assets for the reasons previously discussed and higher incremental deposit costs.

The cost for interest bearing deposits rose to 2.95 percent from 2.64 percent in the second quarter 2006.  The higher interest rates and uncertain economic environment are expected to continue to pressure costs as customers seek higher yielding deposit products.  Higher cost interest bearing time deposits increased $49.4 million or 9.2 percent during the third quarter 2006.  Lower cost savings, NOW and money market balances decreased $56.2 million or 5.6 percent in the three months ended September 30, 2006.

Noninterest expenses totaled $18.9 million for the third quarter of 2006, a $1.0 million or 5.0 percent decrease on a linked quarter basis, of which $886,000 was related to reduced merger and other nonrecurring charges.  The Company’s overhead ratio for the third quarter was 64.7 percent, compared to 61.1 percent, excluding merger and other nonrecurring charges for the second quarter of 2006.  The Company has plans to complete its previously disclosed evaluation of every aspect of overhead during the fourth quarter, which we believe will produce lower operating costs in 2007 and an improved overhead ratio.  We also completed our systems integration of Century National Bank and Big Lake National Bank, which have merged with Seacoast National Bank.  Combining our banks and customers should have a favorable impact on our costs in the future.

Noninterest income, excluding securities losses, totaled $17.4 million for the first nine months of 2006 compared to $15.4 million in 2005, an increase of 12.7 percent.  During the third quarter, wealth management fees were lower due to normal seasonal changes and were $566,000 lower when compared to the unusually strong results in the second quarter.  Marine finance fees were down $390,000 compared to the second quarter, as higher fuel prices and higher interest rates dampened demand and resulted in fewer finance opportunities.  Noninterest income related to mortgage production was also adversely affected by slowing residential sales and declined in the third quarter by $77,000 compared to the second quarter.  Should seasonal conditions improve as expected in the fourth quarter, fees from these lines of business will be higher than produced this quarter.

Seacoast will host a conference call on Wednesday, October 25 at 10:00 a.m. (Eastern Time) to discuss the earnings results and business trends.  Investors may call in (toll-free) by dialing (800) 640-9765 (access code: 15839500; leader: Dennis S. Hudson).  Charts will be used during the conference call and may be accessed at Seacoast’s website at www.seacoastbanking.net by selecting Presentations.  A replay of the call will be available beginning the afternoon of October 25 by dialing (877) 213-9653 (domestic), using the passcode 15839500.

Seacoast Banking Corporation of Florida, with approximately $2.3 billion in assets, is one of the largest independent commercial banking organizations in Florida.  Seacoast has 44 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest and fastest growing areas in the nation.

- # -

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 under “Special Cautionary Notice Regarding Forward-Looking Statements,” and otherwise in our SEC reports and filings.  Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

- continued -

FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Nine Months Ended
(Dollars in thousands,	September 30,		September 30,
except per share data)	2006	2005	2006	2005

Summary of Earnings
Net income (GAAP)	$5,869	$5,565	$18,169	$14,926
Merger and other nonrecurring charges	-	--	576	-
Earnings, excluding merger and other
nonrecurring charges	5,869	5,565	18,745	14,926
Amortization of core deposit premium	205	118	491	269
Net interest rate swap (profits) losses	-	--	-	173
Cash operating earnings*	$6,074	$5,683	$19,236	$15,368

Net interest income (1)	$23,144	$19,091	$67,448	$52,235

Performance Ratios
Return on average assets (2), (3)
Using GAAP earnings	0.99%	1.09%	$1.06%	1.06%
Using cash operating earnings* on average tangible assets	1.05	1.14	1.15	1.10
Return on average
shareholders' equity (2), (3)
Using GAAP earnings	11.03	14.59	12.61	14.94
Using cash operating earnings* on average tangible equity	15.64	19.50	17.99	18.09
Net interest margin (1), (2)	4.22	4.01	4.22	3.94

Per Share Data
Net income diluted (GAAP)	$0.31	$0.32	$0.98	$0.90
Merger and other nonrecurring charges	--	--	0.03	--
Earnings, excluding merger and other
nonrecurring charges	0.31	0.32	1.01	0.90
Amortization of core deposit premium	0.01	0.01	0.02	0.02
Net interest rate swap (profits) losses	-	--	-	0.01
Cash operating earnings* diluted	$0.32	$0.33	$1.03	$0.93
Net income basic (GAAP)	$0.31	$0.33	$1.00	$0.92
Cash dividends declared	0.15	0.15	0.45	0.43

(1)  Calculated on a fully taxable equivalent basis using amortized cost.

(2)  These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.

*

The Company believes that cash operating earnings excluding the impacts of noncash interest rate swap fair value changes, noncash amortization expense and the one-time merger costs related to the Big Lake acquisition which was completed on April 3, 2006, and costs associated with the name change announced for the Company’s primary banking subsidiary is a better measurement of the Company’s trend in operating earnings growth.  Net cash payments and receipts from the interest rate swap have been immaterial for the periods presented.

FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

		September 30,		Increase/
		2006	2005	(Decrease)
Credit Analysis
Net charge-offs (recoveries) year-to-date		$(133)	$167	(179.6)%
Net charge-offs (recoveries) to
average loans		(0.01)%	0.02%	(150.0)
Loan loss provision year-to-date		$1,035	$987	4.9
Allowance to loans at end of period		0.77%	0.71%	8.5
Nonperforming assets		$10,437	$325	3,111.4
Nonperforming assets to loans and other
real estate owned at end of period		0.63%	0.03%	2,000.0

Selected Financial Data
Total assets		$2,351,297	$2,086,073	12.7
Securities – Held for sale (at fair value)		345,971	404,777	(14.5)
Securities – Held for investment (at amortized cost)		137,197	157,369	(12.8)
Net loans		1,643,368	1,209,276	35.9
Deposits		1,957,893	1,778,574	10.1
Shareholders’ equity		208,560	149,526	39.5
Book value per share		10.99	8.76	25.5
Tangible book value per share		8.02	6.73	19.2
Average shareholders' equity
to average assets		8.39%	7.10%	18.2

Average Balances (Year-to-Date)
Total assets		$2,295,345	$1,881,211	22.0
Less: Intangible assets		49,686	19,945	149.1
Total average tangible assets		$2,245,659	$1,861,266	20.7

Total equity		$192,647	$133,548	44.3
Less: Intangible assets		49,686	19,945	149.1
Total average tangible equity		$142,961	$113,603	25.8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005

Interest on securities:
Taxable	$5,366	$5,593	$16,883	$16,270
Nontaxable	97	15	206	51
Interest and fees on loans	30,730	19,560	82,717	51,394
Interest on federal funds sold and other investments	521	899	2,874	2,093
Total Interest Income	36,714	26,067	102,680	69,808

Interest on deposits	5,366	2,565	13,542	6,097
Interest on time certificates	5,888	3,152	15,186	8,362
Interest on borrowed money	2,412	1,285	6,693	3,201
Total Interest Expense	13,666	7,002	35,421	17,660

Net Interest Income	23,048	19,065	67,259	52,148
Provision for loan losses	475	280	1,035	987
Net Interest Income After Provision for Loan Losses	22,573	18,785	66,224	51,161

Noninterest income:
Service charges on deposit accounts	1,866	1,356	4,909	3,695
Trust income	691	701	2,204	1,968
Mortgage banking fees	254	525	794	1,520
Brokerage commissions and fees	586	567	2,404	1,935
Marine finance fees	478	728	2,139	2,262
Debit card income	563	441	1,584	1,298
Other deposit based EFT fees	108	93	307	323
Merchant income	623	525	1,921	1,700
Interest rate swap losses	--	--	--	(267)
Other income	402	343	1,132	994
	5,571	5,279	17,394	15,428
Securities gains (losses), net	2	34	(84)	78
Total Noninterest Income	5,573	5,313	17,310	15,506

Noninterest expenses:
Salaries and wages	7,805	6,123	22,667	17,053
Employee benefits	2,054	1,807	5,623	4,738
Outsourced data processing costs	1,746	1,629	5,675	4,868
Occupancy expense	1,947	1,346	5,542	3,738
Furniture and equipment expense	707	561	1,834	1,596
Marketing expense	952	776	2,795	2,505
Legal and professional fees	693	650	1,929	1,830
FDIC assessments	66	65	204	169
Amortization of intangibles	315	181	755	414
Other expense	2,602	2,270	7,848	6,451
Total Noninterest Expenses	18,887	15,408	54,872	43,362

Income Before Income Taxes	9,259	8,690	28,662	23,305
Provision for income taxes	3,390	3,125	10,493	8,379

Net Income	$5,869	$5,565	$18,169	$14,926

Per share common stock:
Net income diluted	$0.31	$0.32	$0.98	$0.90
Net income basic	0.31	0.33	1.00	0.92
Cash dividends declared	0.15	0.15	0.45	0.43

Average diluted shares outstanding	19,141,484	17,253,536	18,517,508	16,556,452
Average basic shares outstanding	18,767,257	16,856,109	18,142,813	16,175,803

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	December 31,	September 30,
(Dollars in thousands)	2006	2005	2005

Assets
Cash and due from banks	$80,249	$67,373	$98,478
Federal funds sold and other investments	14,096	153,120	125,769
Total Cash and Cash Equivalents	94,345	220,493	224,247
Securities:
Held for sale (at fair value)	345,971	392,952	404,777
Held for investement (at amortized cost)	137,197	150,072	157,369
Total Securities	483,168	543,024	562,146

Loans available for sale	3,516	2,440	8,132

Loans, net of unearned income	1,656,061	1,289,995	1,217,919
Less: Allowance for loan losses	(12,693)	(9,006)	(8,643)
Net Loans	1,643,368	1,280,989	1,209,276

Bank premises and equipment	36,400	22,218	21,559
Other real estate owned	--	--	--
Goodwill and other intangible assets	56,394	33,901	34,461
Other assets	34,106	29,109	26,252
	$2,351,297	$2,132,174	$2,086,073
Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand deposits (noninterest bearing)	$424,624	$472,996	$441,880
Savings deposits	944,190	882,031	886,898
Other time deposits	334,713	256,484	282,505
Time certificates of $100,000 or more	254,366	172,708	167,291
Total Deposits	1,957,893	1,784,219	1,778,574

Federal funds purchased and securities sold under agreements to repurchase, maturing within 30 days	104,179	96,786	81,100
Borrowed funds	26,516	45,485	45,556
Subordinated debt	41,238	41,238	20,619
Other liabilities	12,911	11,726	10,698
	2,142,737	1,979,454	1,936,547

Shareholders' Equity
Preferred stock	--	--	--
Common stock	1,899	1,710	1,710
Additional paid in capital	91,309	46,258	46,193
Retained earnings	122,145	112,271	108,898
Restricted stock awards	(3,998)	(3,447)	(3,695)
Treasury stock	(90)	(218)	(325)
	211,265	156,574	152,781
Accumulated other comprehensive loss, net	(2,705)	(3,854)	(3,255)
Total Shareholders’ Equity	208,560	152,720	149,526
	$2,351,297	$2,132,174	$2,086,073

Common Shares Outstanding	18,980,329	17,084,315	17,074,287

Note:  The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
	Quarters
	2006			2005	Last 12
(Dollars in thousands, except per share data)	Third	Second	First	Fourth	Months

Net income (GAAP)	$5,869	$6,434	$5,866	$5,833	$24,002
Merger and other nonrecurring charges	--	576	--	--	576
Earnings, excluding merger and other
nonrecurring charges	5,869	7,010	5,866	5,833	24,578
Amortization of core deposit premium	205	209	77	77	568
Net interest rate swap (profits) losses	--	--	--	--	--
Cash operating earnings*	$6,074	$7,219	$5,943	$5,910	$25,146

Operating Ratios
Return on average assets (GAAP) (2),(3)
Using GAAP earnings	0.99%	1.07%	1.13%	1.10%	1.07%
Using cash operating earnings* on average tangible assets	1.05	1.23	1.16	1.13	1.14
Return on average shareholders' equity (GAAP) (2),(3)
Using GAAP earnings	11.03	12.43	14.98	14.96	13.11
Using cash operating earnings* on average tangible equity	15.64	19.39	19.25	19.48	18.32
Net interest margin (1),(2)	4.22	4.29	4.16	4.04	4.18
Average equity to average assets	8.98	8.58	7.52	7.35	8.15

Credit Analysis
Net charge-offs (recoveries)	$23	$(76)	$(80)	(32)	$(165)
Net charge-offs (recoveries) to average loans	0.01%	(0.02)%	(0.02)%	(0.01)%	(0.01)%
Loan loss provision	$475	$280	$280	$330	$1,365
Allowance to loans at end of period	0.77%	0.76%	0.70%	0.70%
Nonperforming assets	$10,437	$588	$240	$372
Nonperforming assets to loans and other real estate owned at end of period	0.63%	0.04%	0.02%	0.03%
Nonaccrual loans and accruing loans 90 days or more past due to loans outstanding at end of period	0.71	0.03	0.02	0.06

Per Share Common Stock
Net income diluted (GAAP)	$0.31	$0.34	$0.34	$0.34	$1.33
Merger and other nonrecurring charges	--	0.03	--	--	0.03
Earnings, excluding merger and other
nonrecurring charges	0.31	0.37	0.34	0.34	1.36
Amortization of core deposit premium	0.01	0.01	--	--	0.02
Net interest rate swap (profit) losses	--	--	--	--	--
Cash operating earnings* diluted	$0.32	$0.38	$0.34	$0.34	$1.38

Net income basic (GAAP)	$0.31	$0.34	$0.35	$0.35	$1.35
Cash dividends declared	0.15	0.15	0.15	0.15	0.60
Book value per share	10.99	10.70	9.09	8.94

Average Balances
Total assets	$2,350,862	$2,419,683	$2,112,876	$2,103,978
Less: Intangible assets	56,945	58,252	33,604	34,337
Total average tangible assets	$2,293,917	$2,361,431	$2,079,272	$2,069,641

Total equity	$211,024	$207,555	$158,787	$154,681
Intangible assets	56,945	58,252	33,604	34,337
Total average tangible equity	$154,079	$149,303	$125,183	$120,344

 (1) Calculated on a fully taxable equivalent basis using amortized cost.

(2) These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses), because the unrealized gains (losses) are not included in net income.

*

The Company believes that cash operating earnings excluding the impacts of noncash interest rate swap fair value changes, noncash amortization expense and the one-time merger costs related to the Big Lake acquisition which was completed on April 3, 2006, and costs associated with the name changes announced for the Company’s primary banking subsidiary is a better measurement of the Company’s trend in operating earnings growth.  Net cash payments and receipts from the interest rate swap have been immaterial for the periods presented.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited) (continued)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Dollars in thousands)

SECURITIES	September 30, 2006	December 31, 2005	September 30, 2005

U.S. Treasury and U.S. Government Agencies	$103,219	$71,189	$67,628
Mortgage-backed	238,389	319,906	335,876
Obligations of states and political subdivisions	2,066	--	--
Other securities	2,297	1,857	1,273
Securities Held for Sale	345,971	392,952	404,777

U.S. Treasury and U. S. Government Agencies	--	5,000	4,999
Mortgage-backed	130,567	143,877	151,174
Obligations of states and political subdivisions	6,630	1,195	1,196
Securities Held for Investment	137,197	150,072	157,369
Total Securities	$483,168	$543,024	$562,146

LOANS	September 30, 2006	December 31, 2005	September 30, 2005

Construction and land development	$542,601	$427,216	$417,249
Real estate mortgage	911,630	680,877	626,794
Installment loans to individuals	83,235	82,942	87,458
Commercial and financial	117,738	98,653	86,073
Other loans	857	307	345
Total Loans	$1,656,061	$1,289,995	$1,217,919

AVERAGE BALANCES, YIELDS AND RATES (1) (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2006				2005
	Third Quarter	Second Quarter			Third Quarter
	Average	Yield/	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Earning assets:
Securities:
Taxable	$493,810	4.35%	$567,572	4.31%	$603,477	3.71%
Nontaxable	8,654	6.61	8,666	6.42	1,196	7.36
Total Securities	502,464	4.39	576,238	4.34	604,673	3.71

Federal funds sold and other
investments	38,832	5.32	86,260	4.73	107,000	3.33

Loans, net	1,634,263	7.47	1,586,597	7.33	1,175,992	6.61

Total Earning Assets	2,175,559	6.71	2,249,095	6.47	1,887,665	5.48

Allowance for loan losses	(12,363)		(12,059)		(8,490)
Cash and due from banks	74,680		74,788		67,683
Premises and equipment	37,162		32,771		21,397
Other assets	75,824		75,088		49,266

	$2,350,862		$2,419,683		$2,017,521

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW	$208,948	1.72%	$219,871	1.54%	$125,211	0.67%
Savings deposits	149,323	0.69	166,563	0.74	163,675	0.51
Money market accounts	603,133	2.76	608,601	2.43	585,395	1.45
Time deposits	552,589	4.23	533,577	3.91	406,813	3.07
Federal funds purchased and other short term borrowings	107,401	4.42	105,140	4.12	79,167	2.72
Other borrowings	67,572	7.14	67,533	6.68	64,386	4.57

Total Interest-Bearing Liabilities	1,688,966	3.21	1,701,285	2.89	1,424,647	1.95

Demand deposits (noninterest-bearing)	439,379		496,308		431,476
Other liabilities	11,493		14,535		10,099
Total Liabilities	2,139,838		2,212,128		1,866,222

Shareholders' equity	211,024		207,555		151,299

	$2,350,862		$2,419,683		$2,017,521

Interest expense as a % of earning assets		2.49%		2.18%		1.47%
Net interest income as a % of earning assets		4.22		4.29		4.01

(1)

 On a fully taxable equivalent basis.  All yields and rates have been computed on an annualized basis using amortized cost.  Fees on loans have been included in interest on loans.  Nonaccrual loans are included in loan balances.